Exhibit 99.1

April 19, 2021

Board of Directors of

Bluegreen Vacations Holding Corporation

4960 Conference Way North, Suite 100

Boca Raton, Florida 33431

Re: Registration Statement on Form S-4

Members of the Board:

Bluegreen Vacations Holding Corporation (“BVH”) intends to effect a statutory “short-form” merger (the “Merger”) with Bluegreen Vacations Corporation (“BXG”) in order to acquire the shares of BXG that it does not already own. In connection with its consideration of the Merger, the Board of Directors of BVH (the “Board”) engaged us for the limited purpose of providing certain analyses for its consideration in selecting an exchange ratio for the Merger. We were not engaged to provide, and we did not provide, a valuation report, appraisal or fairness opinion in connection with the Merger. The requested analyses were presented to the Board on April 1, 2021.

The foregoing presentation was made to the Board for its information and assistance in selecting an exchange ratio in connection with the Merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, prospectus, proxy statement or any other document, without our prior written consent. We understand that BVH has requested to refer to our presentation in the above-referenced Registration Statement.

In that regard, we hereby consent to the references to our presentation under the captions “SUMMARY — Approval of BVH’s Board of Directors,” “RISK FACTORS — The analysis provided by Stifel to BVH’s Board of Directors in connection with its determination of the Exchange Ratio in the Merger does not constitute a report, opinion or appraisal with respect to the fairness of the Merger and does not reflect changes in circumstances or other events that may have occurred following the date thereof, including between the date of the analysis and the Effective Time of the Merger,” “THE MERGER — Background of the Merger,” “THE MERGER — Approval of the BVH Board and its Reasons for the Merger,” and “THE MERGER — Summary of Analysis Provided by Stifel to BVH’s Board of Directors” in such prospectus. By giving our consent, we do not thereby admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our presentation is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), prospectus, proxy statement or any other document, without our prior written consent.

/s/ STIFEL, NICOLAUS & COMPANY, INCORPORATED